Exhibit 10.1

Separation Agreement and General Release

This Separation and General Release (this “Agreement”) is entered between and by Celso Lourenco Goncalves (“Goncalves”), an individual, and Metals USA Holdings Corp., a Delaware corporation, (the “Company”).

WHEREAS, Goncalves and the Company are parties to an Employment Agreement, dated as of September 13, 2010 (the “Employment Agreement”), which provides for Goncalves’ employment on the terms and conditions specified therein;

WHEREAS, all of the Company’s issued and outstanding shares of Common Stock are expected to be acquired by Reliance Steel & Aluminum Co. (“Reliance”) pursuant to an Agreement and Plan of Merger dated February 6, 2013 (the “Merger Agreement”) at the Effective Time (as that term is defined in Section 1.3 of the Agreement and Plan of Merger) (the “Transaction”), subject to the terms and conditions set forth in the Merger Agreement;

WHEREAS, in connection with the Transaction, Goncalves’ employment will be terminated without “Cause” under Section 3(c) of the Employment Agreement effective immediately prior to the Effective Time (the “Termination Date”);

WHEREAS, pursuant to Section 4(e) of the Employment Agreement, Goncalves and the Company have agreed to execute a release of the type and nature set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and for other good and valuable consideration received or to be received in accordance with the terms of the Employment Agreement, it is agreed as follows:

1. Termination. Goncalves employment with the Company and the Employment Agreement shall terminate as of the Termination Date, provided that Sections 5, 6, 7, 8, 9(a), (d), (e), (f), (g), (h), (i), (j) and (k) shall survive termination of the Employment Agreement.

2. Separation Benefits. The Company shall provide Goncalves the following payments and benefits under Section 4(a) of the Employment Agreement:

(i) Pursuant to Section 4(a)(ii)(x) of the Employment Agreement, on the next regular payroll date following the sixth month anniversary of the Termination Date, the Company will pay Goncalves $750,000.00 in a lump sum.

(ii) Pursuant to Section 4(a)(ii)(y) of the Employment Agreement, commencing on the first regular payroll date occurring in the thirteenth month following the Termination Date and continuing through the last payroll date falling in the twenty-fourth month following the Termination Date, the Company shall pay Goncalves a total of $750,000.00 in approximately equal installments.

(iii) Pursuant to Section 4(a)(iii) of the Employment Agreement, on the next regular payroll date following the Termination Date, the Company shall pay Goncalves $307,398.00 in a lump sum, an amount representing a pro rata Annual Bonus for the 2013 performance year, provided, however, that this amount shall be increased by $3,014 per day for each calendar day the Effective Time extends past April 12, 2013.

(iv) Pursuant to Section 4(a)(iv) of the Employment Agreement, (A) on the Company’s first regular payroll date in March 2015, the Company shall pay Goncalves a lump sum amount equal to $1,100,000.00, and (B) on the Company’s first payroll date in March 2016, the Company shall pay Goncalves a lump sum amount equal to $1,100,000.00. Goncalves and the Company agree that the foregoing payments shall be in full satisfaction of the Company’s obligations under Section 4(a)(iv) of the Employment Agreement.

(v) Provided Goncalves elects to continue his and his beneficiaries’ participation in the Company’s health benefit plans in which they participated prior to the Termination Date pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), the Company will reimburse Goncalves for the monthly cost of continuing such coverage within thirty (30) days following the Company’s receipt of evidence of Goncalves’ payment for the lesser of: (x) eighteen (18) months following the month in which the Termination Date occurs; and (y) the period preceding the date that Goncalves becomes eligible to receive group health plan coverage under another employee benefit plan. Notwithstanding the foregoing, if the reimbursement of monthly premiums would otherwise violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Healthcare Reform Act”) or Section 105(h) of the Internal Revenue Code of 1986, as amended, these payments shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h).

(vi) Unless otherwise permitted by applicable law, all amounts payable above shall be subject to federal, state and local withholding taxes.

(vii) For clarity, the options and restricted stock awards that remain unvested under the Non-Qualified Stock Option Award dated September 13, 2010, the Non-Qualified Stock Option Award dated January 1, 2012, the Restricted Stock Award dated September 13, 2010, the Restricted Stock Award dated January 1, 2012 and the Restricted Stock Award dated February 5, 2013, each awarded to Goncalves under the Metals USA Holdings Corp. 2010 Long Term Incentive Plan, shall fully vest immediately preceding the Effective Time and shall be transacted in accordance with the terms of the Merger Agreement. Nothing in this Agreement shall impair any rights that Goncalves may have in connection with his ownership of Company common stock and vested options to acquire Company common stock, all of which shall be transacted in accordance with the terms of the Merger Agreement.

(viii) The Company shall reimburse Goncalves for his reasonable attorneys’ fees up to an aggregate of $25,000.00 that he incurs in the negotiation and execution of this Agreement.

3. No Obligation to Mitigate. Except as provided in Section 2(v) of this Agreement, in no event shall Goncalves be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him under any of the provisions of this Agreement, and such amounts shall not be reduced or offset, whether or not Goncalves obtains other employment or in any other event, except as specifically provided in Section 2(v).

4. Release by Goncalves. Without prejudice to enforcement of the covenants, promises and/or rights reserved herein, Goncalves hereby irrevocably and unconditionally releases, acquits and forever discharges the Company, its parent, Reliance, each of their respective parents, subsidiaries and affiliates, all of their predecessors, successors and assigns and all of the foregoing entities’ respective directors, officers, administrators, fiduciaries, employees and agents (but with respect to any individual, only in his or her official capacity and not in any personal capacity unrelated thereto; collectively, “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, without limitation, under Title VII of the Civil Rights Act of 1964, as amended, the Federal Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, the Employee Retirement Income Security Act (“ERISA”), as amended, the Civil Rights Act of 1991, as amended, the Rehabilitation Act of 1973, as amended, the Older Workers Benefit Protection Act (“OWBPA”), as amended, the Worker Adjustment Retraining and Notification Act (“WARN”), as amended the Occupational Safety and Health Act of 1970 (“OSHA”), the New York State Human Rights Law, the New York City Human Rights Law, and the Florida Human Rights Act that Goncalves now has, or has ever had, or ever will have, against each or any of the Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of Goncalves’ execution hereof (any of the foregoing being a “Claim” or, collectively, the “Claims”), including without limitation any Claims arising out or related to the Employment Agreement or the termination of his employment in connection with the Transaction. Anything to the contrary notwithstanding in this Agreement or the Employment Agreement, nothing herein shall release the Company or any other Releasee from any Claims based on (i) any right Goncalves may have to enforce this Agreement or the surviving terms of the Employment Agreement, (ii) any right or claim that arises after the date of this Agreement, (iii) any right Goncalves may have to vested benefits or other vested entitlements under any applicable plan, agreement, program, award, policy or arrangement of the Company, (iv) Goncalves’ eligibility for indemnification and advancement of expenses in accordance with applicable laws or the certificate of incorporation and by-laws of the Company, or any applicable insurance policy, (v) any right Goncalves may have to obtain contribution as permitted by law in the event of entry of judgment against Goncalves as a result of any act or failure to act for which Goncalves, on the one hand, and the Company or any other Releasee, on the other hand, are jointly liable or (vi) any rights Goncalves may have as a shareholder of the Company or any affiliate.

5. Release by the Company. In consideration of Goncalves’ release set forth above, the Company, on its behalf and on behalf of the other Releasees, hereby unconditionally releases Goncalves and his heirs and legal representatives from any and all Claims, to be effective upon the effectiveness and non-revocation of this Agreement. Anything to the contrary notwithstanding in this Agreement or the Employment Agreement, nothing herein shall release Goncalves from any Claims based on (i) any right the Company or any Releasee may have to enforce this Agreement or the surviving terms of the Employment Agreement, (ii) any right or claim that arises after the date of this Agreement; or (iii) Goncalves’ willful misconduct or fraudulent or criminal acts.

6. Permitted Activities. Section 6(b) of the Employment Agreement shall not prohibit Apollo Management, L.P. (“Apollo”) from retaining Goncalves to evaluate investment opportunities for Apollo or its affiliate investment funds and to serve on the board of directors of one or more portfolio companies in which Apollo or its affiliate funds invest.

7. Full Settlement. Goncalves agrees that the payments and benefits contemplated by Section 2 of this Agreement shall be in full satisfaction of any rights and benefits due to him upon a termination of his employment with the Company, including without limitation, any rights and benefits under the Employment Agreement (other than those rights and benefits specifically preserved in Section 4 of this Agreement).

8. Period to Review. Goncalves understands that he has been given a period of 21 days to review and consider this Agreement before signing it pursuant to ADEA. Goncalves further understands that he may use as much of this 21-day period as he wishes prior to signing.

9. Period to Revoke. Goncalves acknowledges and represents that he understands that he may revoke this Agreement within 7 days of signing this Agreement. Revocation can be made by delivering a written notice of revocation pursuant to Section 9(h) of the Employment Agreement. For this revocation to be effective, written notice must be received no later than the close of business on the seventh day after Goncalves signs this Agreement. If Goncalves revokes this Agreement, the Company shall have no obligations to Goncalves under Section 4 of the Employment Agreement.

10. No Reliance. Goncalves and the Company, respectively, represent and acknowledge that in executing this Agreement neither of them is relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the parties with regard to the subject matter, basis or effect of this Agreement or otherwise.

11. No Admission. This Agreement shall not in any way be construed as an admission by any party or any of the other Releasees that it or they have acted wrongfully or that the parties have any rights whatsoever except as specifically set forth herein.

12. Enforceability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under law. Should any provision hereof be invalid or otherwise unenforceable under any present or future law, such provision affected will be curtailed and limited to the extent necessary to bring it within the requirements of law, and the remaining provisions of this Agreement will remain in full force and effect and be fully valid and enforceable.

13. Representations. Goncalves represents and agrees that (a) he has, to the extent he desires, discussed all aspects of this Agreement with his attorney, (b) he has carefully read and fully understands all of the provisions of this Agreement, (c) he is voluntarily and knowingly entering into this Agreement; and (d) he understands that this Agreement includes a release of claims based upon age discrimination under the ADEA.

14. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. Capitalized terms not defined in this Agreement shall have the meaning set forth in the Employment Agreement. This Agreement is binding on the parties hereto and the successors and assigns thereof, and sets forth the entire agreement between the parties hereto with respect to the subject matter hereof; and once executed by both parties hereto, fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof; may not be changed except by explicit written agreement to that effect subscribed by the parties hereto; and may be signed in counterparts (including by facsimile or .PDF).

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WHEREFORE, this Agreement shall become effective and enforceable as of the date last written below.

CELSO LOURENCO GONCALVES

/s/ Celso Lourenco Goncalves		3/8/2013
Date

METALS USA HOLDINGS CORP.

By:	/s/ William A. Smith II	3/8/2013
	Name: William A. Smith II	Date
Title: SVP, CLO & Secretary

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